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                                                                   EXHIBIT 23(d)









                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of TRW Inc. for the registration of shares of Common Stock, Debt Securities, Common Stock Warrants, Debt Warrants, Stock Purchase Contracts and Stock Purchase Units, and to the incorporation by reference therein of our report dated October 8, 1996, except for Note 2--Accounting Policies, Prior period financial information, as to which the date is May 14, 1999, with respect to the consolidated financial statements and schedule of LucasVarity plc for the year ended July 31, 1996, included in the current report on Form 8-K/A of TRW Inc. dated May 17, 1999.



                                                 /s/ Ernst & Young
                                                     ERNST & YOUNG



London, England
October 14, 1999